Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

JANUARY 31, 2017
Equity Residential Reports Full Year 2016 Results
Provides Outlook for 2017

Chicago, IL - January 31, 2017 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2016. All per share results are reported as available to common shares/units on a diluted basis.

“Equity Residential continued its long and successful track record of investor centric capital allocation activity in 2016 with the sale of nearly 30,000 apartment units and the return of $4 billion to our shareholders in special dividends,” said David J. Neithercut, Equity Residential’s President and CEO. “These highly strategic sales capitalized on extraordinary investor demand for multifamily assets which enabled Equity Residential to maximize value for its shareholders while completing the transformation of its portfolio into one focused primarily on urban and highly walkable, close-in suburban assets.”

“From an operating perspective, same store revenue growth which began to slow in 2016 will continue to weaken in 2017 due to new apartment supply and slowing growth in higher paying jobs,” said Mr. Neithercut. “However, extraordinarily strong demand for rental housing driven by favorable demographics, household growth, low unemployment and rising incomes continue to support the long term outlook for rental housing in our core markets and the prospects for excellent risk adjusted returns to our shareholders.”

2016 Highlights

•	The Company generated same store revenue growth of 3.7% in 2016 as compared to 2015.

•
The Company sold 98 consolidated apartment properties, consisting of 29,440 apartment units, for an aggregate sale price of approximately $6.8 billion, generating an Unlevered IRR of 11.8%. These sales produced a net gain on sales of real estate properties of approximately $4.0 billion and an Economic Gain of approximately $2.6 billion.

•
The Company paid its shareholders special dividends of approximately $4.0 billion, or $11 per share, using proceeds from the above property sales. In addition, the Company paid its shareholders approximately $765.7 million, or $2.015 per share, in regular quarterly dividends.

•
The Company stabilized six development properties during the year: Prism at Park Avenue South and 170 Amsterdam in New York; Junction 47 and Odin in Seattle; Azure in San Francisco; and Vista 99 in San Jose. These assets had a total development cost of approximately $894.2 million and a weighted average projected yield of 6.0%.

•	The Company entered into a new $2.0 billion unsecured revolving credit agreement which matures in January 2022 and has a lower cost than the Company’s prior agreement.

Fourth Quarter 2016
Earnings per Share (EPS) for the fourth quarter of 2016 was $0.75 compared to $0.55 in the fourth quarter of 2015. The difference is due primarily to a higher amount of property sale gains due to more property sales in the fourth quarter of 2016, lower depreciation expense in the fourth quarter of 2016 as a direct result of the Company’s significant sales activity in 2016 and the items described below.

FFO (Funds from Operations), as defined by the National Association of Real Estate Investment Trusts (NAREIT), was $0.80 per share for the fourth quarter of 2016 compared to $0.92 per share in the fourth quarter of 2015. The difference is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

Normalized FFO for the fourth quarter of 2016 was $0.79 per share compared to $0.93 per share in the fourth quarter of 2015. The following items impacted Normalized FFO per share in the quarter:

•	A positive impact of approximately $0.02 per share from increased same store net operating income (NOI);

•	A positive impact of approximately $0.04 per share from Lease-Up NOI;

•	A positive impact of approximately $0.04 per share from lower total interest expense due to lower debt balances; and

•	A negative impact of approximately $0.24 per share of lower NOI primarily as a result of the Company’s 2016 disposition activity.

Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 28 and 29 of this release and the Company has included guidance for Normalized FFO on page 26 and FFO and EPS on page 29 of this release.

Year Ended December 31, 2016
EPS for the year ended December 31, 2016 was $11.68 compared to $2.36 for the full year 2015. The difference is due primarily to a higher amount of property sale gains due to significantly more property sales in 2016, partially offset by the items described below.

FFO for the year ended December 31, 2016 was $2.94 per share compared to $3.48 per share in the same period of 2015. The difference is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

Normalized FFO for the year ended December 31, 2016 was $3.09 per share compared to $3.46 per share for the full year 2015. The difference is due primarily to:

•	A positive impact of approximately $0.15 per share from increased same store NOI;

•	A positive impact of approximately $0.13 per share from Lease-Up NOI;

•	A positive impact of approximately $0.21 per share from lower total interest expense due to lower debt balances;

•	A negative impact of approximately $0.83 per share of lower NOI primarily as a result of the Company’s 2016 disposition activity; and

•	A negative impact of approximately $0.03 per share from higher general and administrative expense, lower fee and asset management income and other items.

Same Store Results
On a same store fourth quarter to fourth quarter comparison, which includes 70,881 apartment units, revenues increased 2.9%, expenses increased 5.6% and NOI increased 1.9%. Average Rental Rate increased 3.0% and occupancy decreased 0.1%.

On a same store year to year comparison, which includes 69,879 apartment units, revenues increased 3.7%, expenses increased 3.3% and NOI increased 3.9%. Average Rental Rate increased 3.7% and occupancy decreased 0.1%.

Investment Activity
The Company sold seven consolidated apartment properties, consisting of 1,609 apartment units, for an aggregate sale price of approximately $243.5 million at a weighted average Disposition Yield of 6.6% and generating an Unlevered IRR of 12.5%.

Also during the quarter, the Company stabilized its Vista 99 development in San Jose, California at a projected yield of 7.1%.

During 2016, the Company acquired four consolidated apartment properties, consisting of 573 apartment units, for an aggregate purchase price of approximately $249.3 million at a weighted average Acquisition Capitalization Rate of 4.8%. Also during 2016, the Company sold 98 consolidated apartment properties, consisting of 29,440 apartment units, for an aggregate sale price of approximately $6.8 billion, generating an Unlevered IRR of 11.8%. These sales produced a net gain on sales of real estate properties of approximately $4.0 billion and an Economic Gain of approximately $2.6 billion. The weighted average Disposition Yield on these sales is estimated at 5.4%. Also during 2016, the Company sold its entire interest in the management contracts and related rights associated with the military housing ventures at Joint Base Lewis McChord in Washington State, for approximately $63.3 million, generating a gain on sale of approximately $52.4 million. Additionally during 2016, the Company sold three land parcels for an aggregate sale price of approximately $57.5 million and an unconsolidated property in Atlanta for which the Company received approximately $12.4 million for its 20% interest.

Capital Markets Activity
On October 12, 2016, the Company closed a $500 million unsecured note offering maturing November 1, 2026 with a coupon of 2.85% and an all in effective rate of approximately 3.10% including the effect of underwriters’ fees and the termination of certain interest rate hedges. Proceeds from this issuance were used for working capital and general corporate purposes.

On November 3, 2016, the Company entered into a new $2.0 billion unsecured revolving credit agreement. The new facility matures in January 2022 and has an interest rate of LIBOR plus a spread (currently 0.825%) with an annual facility fee of 12.5 basis points. Both the spread and the facility fee are dependent on the credit rating of the Company’s long-term debt. This facility replaced the Company’s existing $2.5 billion facility which was scheduled to mature in April 2018.

First Quarter 2017 Guidance
The Company has established an EPS guidance range of $0.32 to $0.36 for the first quarter of 2017. The difference between the Company’s fourth quarter 2016 EPS of $0.75 and the midpoint of the first quarter 2017 guidance range of $0.34 is due primarily to lower expected gains on property sales and the items described below.

The Company has established an FFO guidance range of $0.68 to $0.72 per share for the first quarter of 2017. The difference between the Company’s fourth quarter 2016 FFO of $0.80 per share and the midpoint of the first quarter 2017 guidance range of $0.70 per share is due primarily to higher expected debt extinguishment costs and the items described below.

The Company has established a Normalized FFO guidance range of $0.71 to $0.75 per share for the first quarter of 2017. The difference between the Company’s fourth quarter 2016 Normalized FFO of $0.79 per share and the midpoint of the first quarter 2017 guidance range of $0.73 per share is due primarily to:

•	A negative impact of approximately $0.02 per share from lower same store NOI;

•	A negative impact of approximately $0.01 per share of lower NOI primarily as a result of the Company’s 2016 disposition activity; and

•
A negative impact of approximately $0.03 per share from higher overhead costs (general and administrative and property management costs), which are typically front-end loaded for the year. The Company expects total overhead costs to decrease in 2017 from 2016.

Full Year 2017 Guidance
The Company is providing guidance for its full year 2017 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

Same Store:
Physical occupancy	95.7%
Revenue change	1.0% to 2.25%
Expense change	3.0% to 4.0%
NOI change	0.0% to 2.0%

EPS	$1.92 to $2.02
FFO per share	$3.01 to $3.11
Normalized FFO per share	$3.05 to $3.15

Transactions:
Consolidated Rental Acquisitions	$500 million
Consolidated Rental Dispositions	$500 million
Acquisition Cap Rate/Disposition Yield Spread	75 basis points

The Company has established an EPS guidance range of $1.92 to $2.02 for full year 2017. The difference between the Company’s full year 2016 EPS of $11.68 and the midpoint of the full year 2017 guidance range of $1.97 is due primarily to lower expected gains on property sales in 2017 and the items described below.

The Company has established an FFO guidance range of $3.01 to $3.11 per share for full year 2017. The difference between the Company’s full year 2016 FFO of $2.94 per share and the midpoint of the full year 2017 guidance range of $3.06 per share is due primarily to lower gains on non-operating asset sales and lower expected debt extinguishment costs and the items described below.

The Company has established a Normalized FFO guidance range of $3.05 to $3.15 per share for full year 2017. The difference between the Company’s full year 2016 Normalized FFO of $3.09 per share and the midpoint of the full year 2017 guidance range of $3.10 per share is due primarily to:

•	A positive impact of approximately $0.04 per share from increased same store NOI;

•	A positive impact of approximately $0.12 per share from NOI from non-same store properties, inclusive of Lease-Up NOI;

•	A negative impact of approximately $0.12 per share of lower NOI primarily as a result of the Company’s 2016 disposition activity;

•
A negative impact of approximately $0.02 per share from higher total interest expense due to lower capitalized interest as the Company’s development projects are put into service and higher expected floating rates in 2017, partially offset by the significant debt repayment activity during the first quarter of 2016; and

•
A negative impact of approximately $0.01 per share from other items including lower fee and asset management income and lower interest and other income partially offset by lower overhead costs (general and administrative and property management costs).

Glossary of Terms and Definitions
To improve comparability and enhance disclosure, the Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 27 through 30 of this release.

First Quarter 2017 Earnings and Conference Call
Equity Residential expects to announce first quarter 2017 results on Tuesday, April 25, 2017 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, April 26, 2017.

About Equity Residential
Equity Residential is an S&P 500 company focused on the acquisition, development and management of rental apartment properties in urban and high-density suburban coastal gateway markets where today’s affluent renters want to live, work and play.  Equity Residential owns or has investments in 302 properties consisting of 77,458 apartment units, primarily located in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, February 1, at 10:00 a.m. Central. Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link. A replay of the web cast will be available for two weeks at this site.

Equity Residential
Consolidated Statements of Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2016	2015	2016	2015
REVENUES
Rental income	$2,422,233	$2,736,578	$605,273	$701,219
Fee and asset management	3,567	8,387	216	1,974
Total revenues	2,425,800	2,744,965	605,489	703,193

EXPENSES
Property and maintenance	406,823	479,160	97,135	114,212
Real estate taxes and insurance	317,387	339,802	78,433	85,289
Property management	82,015	86,206	18,012	21,555
General and administrative	57,840	64,664	10,432	14,046
Depreciation	705,649	765,895	177,407	181,033
Total expenses	1,569,714	1,735,727	381,419	416,135

Operating income	856,086	1,009,238	224,070	287,058

Interest and other income	65,773	7,372	681	466
Other expenses	(10,368)	(2,942)	4,112	(103)
Interest:
Expense incurred, net	(482,246)	(444,487)	(95,930)	(110,541)
Amortization of deferred financing costs	(12,633)	(10,801)	(2,633)	(3,067)
Income before income and other taxes, income (loss) from investments in unconsolidated entities, net gain (loss) on sales of real estate properties and land parcels and discontinued operations	416,612	558,380	130,300	173,813
Income and other tax (expense) benefit	(1,613)	(917)	(424)	(219)
Income (loss) from investments in unconsolidated entities	4,801	15,025	(1,045)	637
Net gain on sales of real estate properties	4,044,055	335,134	173,184	39,442
Net gain (loss) on sales of land parcels	15,731	(1)	(28)	—
Income from continuing operations	4,479,586	907,621	301,987	213,673
Discontinued operations, net	518	397	394	47
Net income	4,480,104	908,018	302,381	213,720
Net (income) attributable to Noncontrolling Interests:
Operating Partnership	(171,511)	(34,241)	(11,069)	(8,050)
Partially Owned Properties	(16,430)	(3,657)	(14,062)	(1,184)
Net income attributable to controlling interests	4,292,163	870,120	277,250	204,486
Preferred distributions	(3,091)	(3,357)	(773)	(800)
Premium on redemption of Preferred Shares	—	(3,486)	—	(697)
Net income available to Common Shares	$4,289,072	$863,277	$276,477	$202,989

Earnings per share – basic:
Income from continuing operations available to Common Shares	$11.75	$2.37	$0.76	$0.56
Net income available to Common Shares	$11.75	$2.37	$0.76	$0.56
Weighted average Common Shares outstanding	365,002	363,498	365,256	363,828

Earnings per share – diluted:
Income from continuing operations available to Common Shares	$11.68	$2.36	$0.75	$0.55
Net income available to Common Shares	$11.68	$2.36	$0.75	$0.55
Weighted average Common Shares outstanding	381,992	380,620	381,860	381,220

Distributions declared per Common Share outstanding	$13.015	$2.21	$0.50375	$0.5525

Equity Residential
Consolidated Statements of Funds From Operations and Normalized Funds From Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2016	2015	2016	2015
Net income	$4,480,104	$908,018	$302,381	$213,720
Net (income) attributable to Noncontrolling Interests – Partially Owned Properties	(16,430)	(3,657)	(14,062)	(1,184)
Preferred distributions	(3,091)	(3,357)	(773)	(800)
Premium on redemption of Preferred Shares	—	(3,486)	—	(697)
Net income available to Common Shares and Units	4,460,583	897,518	287,546	211,039

Adjustments:
Depreciation	705,649	765,895	177,407	181,033
Depreciation – Non-real estate additions	(5,224)	(4,981)	(1,292)	(1,214)
Depreciation – Partially Owned Properties	(3,805)	(4,332)	(909)	(1,084)
Depreciation – Unconsolidated Properties	4,745	4,920	1,139	1,232
Net (gain) on sales of unconsolidated entities – operating assets	(8,841)	(100)	—	—
Net (gain) on sales of real estate properties	(4,044,055)	(335,134)	(173,184)	(39,442)
Noncontrolling Interests share of gain on sales	14,521	—	14,521	—
Discontinued operations:
Net (gain) on sales of discontinued operations	(43)	—	—	—
FFO available to Common Shares and Units	1,123,530	1,323,786	305,228	351,564

Adjustments (see page 25 for additional detail):
Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs	6,478	(11,706)	991	2,241
Debt extinguishment (gains) losses, including prepayment penalties, preferred
share redemptions and non-cash convertible debt discounts	121,694	5,704	1,418	1,203
(Gains) losses on sales of non-operating assets, net of income and other tax
expense (benefit)	(74,221)	(2,883)	35	(2,155)
Other miscellaneous items	2,169	2,901	(5,052)	200
Normalized FFO available to Common Shares and Units	$1,179,650	$1,317,802	$302,620	$353,053

FFO	$1,126,621	$1,330,629	$306,001	$353,061
Preferred distributions	(3,091)	(3,357)	(773)	(800)
Premium on redemption of Preferred Shares	—	(3,486)	—	(697)
FFO available to Common Shares and Units	$1,123,530	$1,323,786	$305,228	$351,564
FFO per share and Unit - basic	$2.97	$3.51	$0.81	$0.93
FFO per share and Unit - diluted	$2.94	$3.48	$0.80	$0.92

Normalized FFO	$1,182,741	$1,321,159	$303,393	$353,853
Preferred distributions	(3,091)	(3,357)	(773)	(800)
Normalized FFO available to Common Shares and Units	$1,179,650	$1,317,802	$302,620	$353,053
Normalized FFO per share and Unit - basic	$3.11	$3.49	$0.80	$0.94
Normalized FFO per share and Unit - diluted	$3.09	$3.46	$0.79	$0.93

Weighted average Common Shares and Units outstanding - basic	378,829	377,073	379,081	377,380
Weighted average Common Shares and Units outstanding - diluted	381,992	380,620	381,860	381,220

Note:
See page 25 for additional detail regarding the adjustments from FFO to Normalized FFO. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential
Consolidated Balance Sheets
(Amounts in thousands except for share amounts)
(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Investment in real estate
Land	$5,899,862	$5,864,046
Depreciable property	18,730,579	18,037,087
Projects under development	637,168	1,122,376
Land held for development	118,816	158,843
Investment in real estate	25,386,425	25,182,352
Accumulated depreciation	(5,360,389)	(4,905,406)
Investment in real estate, net	20,026,036	20,276,946
Real estate held for sale	—	2,181,135
Cash and cash equivalents	77,207	42,276
Investments in unconsolidated entities	60,141	68,101
Deposits – restricted	76,946	55,893
Escrow deposits – mortgage	64,935	56,946
Other assets	398,883	428,899
Total assets	$20,704,148	$23,110,196

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$4,119,181	$4,685,134
Notes, net	4,848,079	5,848,956
Line of credit and commercial paper	19,998	387,276
Accounts payable and accrued expenses	147,482	187,124
Accrued interest payable	60,946	85,221
Other liabilities	350,466	366,387
Security deposits	62,624	77,582
Distributions payable	192,296	209,378
Total liabilities	9,801,072	11,847,058

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	442,092	566,783
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2016 and December 31, 2015	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 365,870,924 shares issued and outstanding as of December 31, 2016 and 364,755,444 shares issued and outstanding as of December 31, 2015	3,659	3,648
Paid in capital	8,758,422	8,572,365
Retained earnings	1,543,626	2,009,091
Accumulated other comprehensive (loss)	(113,909)	(152,016)
Total shareholders’ equity	10,229,078	10,470,368
Noncontrolling Interests:
Operating Partnership	221,297	221,379
Partially Owned Properties	10,609	4,608
Total Noncontrolling Interests	231,906	225,987
Total equity	10,460,984	10,696,355
Total liabilities and equity	$20,704,148	$23,110,196

Equity Residential
Portfolio Summary
As of December 31, 2016

			% of	Average
		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	70	15,857	18.3%	$2,382
Orange County	12	3,684	3.9%	2,028
San Diego	13	3,505	3.9%	2,198
Subtotal – Southern California	95	23,046	26.1%	2,295

San Francisco	54	12,959	19.7%	3,064
New York	40	10,632	17.9%	3,751
Washington DC	47	15,637	17.6%	2,341
Boston	26	7,007	10.7%	2,819
Seattle	37	7,096	8.0%	2,161
Other Markets	1	136	—%	1,146
Total	300	76,513	100.0%	2,674

Unconsolidated Properties	2	945	—	—

Grand Total	302	77,458	100.0%	$2,674

Note: Projects under development are not included in the Portfolio Summary until construction has been completed. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms, such as Average Rental Rate and % of Stabilized NOI.

4th Quarter 2016 Earnings Release	9

Equity Residential

Portfolio as of December 31, 2016

	Properties	Apartment Units

Wholly Owned Properties	280	72,445
Master-Leased Properties - Consolidated	3	853
Partially Owned Properties - Consolidated	17	3,215
Partially Owned Properties - Unconsolidated	2	945

	302	77,458
______________________________________________________________________________________________________

Portfolio Rollforward Q4 2016
($ in thousands)

	Properties	Apartment Units	Sales Price	Disposition Yield
9/30/2016	308	78,826
Dispositions:
Consolidated:
Rental Properties	(7)	(1,609)	$(243,500)	(6.6%)
Completed Developments - Consolidated	1	241

12/31/2016	302	77,458
___________________________________________________________________________________________________

Portfolio Rollforward 2016
($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

12/31/2015	394	109,652
Acquisitions:
Consolidated:
Rental Properties	4	573	$249,334	4.8%

			Sales Price	Disposition Yield
Dispositions:
Consolidated:
Rental Properties	(98)	(29,440)	$(6,811,503)	(5.4%)
Land Parcels	—	—	$(57,455)
Unconsolidated:
Rental Properties (A)	(1)	(336)	$(74,500)	(5.6%)
Other:
Military Housing (B)	(2)	(5,161)	$(63,250)
Completed Developments - Consolidated	5	2,141
Configuration Changes	—	29

12/31/2016	302	77,458

Note: See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms, such as Acquisition Cap Rate and Disposition Yield.
(A)			The Company owned a 20% interest in this unconsolidated rental property. Sale price listed is the gross sale price. The Company's share of the net sales proceeds approximated $12.4 million.
(B)			The Company sold its entire interest in the management contracts and related rights associated with the military housing ventures at Joint Base Lewis McChord during the second quarter of 2016.

4th Quarter 2016 Earnings Release	10

Equity Residential

Fourth Quarter 2016 vs. Fourth Quarter 2015
Same Store Results/Statistics for 70,881 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate
					Physical Occupancy
Description	Revenues	Expenses	NOI			Turnover

Q4 2016	$558,608	$159,201	$399,407	$2,629	96.0%	11.2%
Q4 2015	$542,833	$150,720	$392,113	$2,552	96.1%	11.4%

Change	$15,775	$8,481	$7,294	$77	(0.1%)	(0.2%)

Change	2.9%	5.6%	1.9%	3.0%
____________________________________________________________________________________________

Fourth Quarter 2016 vs. Third Quarter 2016
Same Store Results/Statistics for 73,068 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate
					Physical Occupancy
Description	Revenues	Expenses	NOI			Turnover

Q4 2016	$579,539	$164,789	$414,750	$2,647	96.0%	11.2%
Q3 2016	$580,395	$173,780	$406,615	$2,648	96.0%	17.5%

Change	$(856)	$(8,991)	$8,135	$(1)	0.0%	(6.3%)

Change	(0.1%)	(5.2%)	2.0%	0.0%
____________________________________________________________________________________________

2016 vs. 2015
Same Store Results/Statistics for 69,879 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate
					Physical Occupancy
Description	Revenues	Expenses	NOI			Turnover

2016	$2,177,304	$634,120	$1,543,184	$2,597	96.0%	54.4%
2015	$2,099,166	$613,924	$1,485,242	$2,504	96.1%	54.5%

Change	$78,138	$20,196	$57,942	$93	(0.1%)	(0.1%)

Change	3.7%	3.3%	3.9%	3.7%

Note: Same store operating expenses and same store NOI no longer include an allocation of property management expenses either in the current or comparable periods. The Company has added guidance on property management expense on page 26 of this release. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms, such as Average Rental Rate, NOI, Physical Occupancy and Turnover.

4th Quarter 2016 Earnings Release	11

Equity Residential
Fourth Quarter 2016 vs. Fourth Quarter 2015
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
		Q4 2016 % of Actual NOI	Q4 2016 Average Rental Rate	Q4 2016 Weighted Average Physical Occupancy %	Q4 2016 Turnover
									Average Rental Rate
	Apartment Units									Physical Occupancy
Markets/Metro Areas						Revenues	Expenses	NOI			Turnover

Los Angeles	14,038	17.4%	$2,365	95.9%	13.4%	4.8%	3.6%	5.3%	4.7%	(0.2%)	0.1%
San Diego	3,505	4.2%	2,198	96.0%	14.3%	5.0%	2.5%	5.9%	4.8%	0.0%	0.1%
Orange County	3,490	3.8%	2,011	96.2%	11.7%	6.4%	6.4%	6.3%	6.3%	0.1%	0.7%
Subtotal – Southern California	21,033	25.4%	2,278	96.0%	13.2%	5.1%	3.8%	5.6%	4.9%	(0.1%)	0.2%

Washington DC	15,475	18.9%	2,341	96.0%	10.3%	2.2%	6.5%	0.5%	1.9%	0.3%	(0.5%)
New York	10,007	18.6%	3,680	96.2%	8.4%	0.3%	7.4%	(3.1%)	0.8%	(0.3%)	(0.3%)
San Francisco	11,019	18.0%	2,908	96.2%	11.2%	3.6%	5.0%	3.2%	3.7%	(0.1%)	(0.6%)
Boston	6,913	11.3%	2,819	95.7%	10.1%	1.3%	2.5%	0.9%	2.1%	(0.6%)	0.5%
Seattle	6,298	7.7%	2,166	95.6%	11.9%	5.9%	9.4%	4.7%	5.7%	0.0%	(0.5%)
Other Markets	136	0.1%	1,146	96.9%	14.7%	5.9%	11.8%	3.5%	5.6%	0.3%	0.0%

Total	70,881	100.0%	$2,629	96.0%	11.2%	2.9%	5.6%	1.9%	3.0%	(0.1%)	(0.2%)

4th Quarter 2016 Earnings Release	12

Equity Residential
Fourth Quarter 2016 vs. Third Quarter 2016
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
		Q4 2016 % of Actual NOI	Q4 2016 Average Rental Rate	Q4 2016 Weighted Average Physical Occupancy %	Q4 2016 Turnover
									Average Rental Rate
	Apartment Units									Physical Occupancy
Markets/Metro Areas						Revenues	Expenses	NOI			Turnover

Los Angeles	14,336	17.0%	$2,361	95.9%	13.5%	0.3%	(4.1%)	2.1%	0.4%	(0.3%)	(5.5%)
San Diego	3,505	4.0%	2,198	96.0%	14.3%	(0.2%)	(4.2%)	1.3%	0.4%	(0.6%)	(4.8%)
Orange County	3,684	4.0%	2,028	96.2%	11.7%	0.9%	(7.6%)	3.8%	0.8%	0.1%	(5.4%)
Subtotal – Southern California	21,525	25.0%	2,278	96.0%	13.3%	0.3%	(4.6%)	2.2%	0.5%	(0.2%)	(5.4%)

New York	10,632	19.5%	3,751	96.1%	8.5%	(0.8%)	(6.6%)	2.6%	(0.4%)	0.0%	(5.3%)
Washington DC	15,475	18.2%	2,341	96.0%	10.3%	(0.6%)	(5.8%)	1.7%	(0.5%)	(0.1%)	(6.7%)
San Francisco	11,292	18.0%	2,948	96.2%	11.2%	0.2%	(5.1%)	1.9%	(0.4%)	0.6%	(8.6%)
Boston	6,913	10.9%	2,819	95.7%	10.1%	0.9%	(4.0%)	2.8%	0.2%	(0.1%)	(8.4%)
Seattle	7,095	8.3%	2,161	95.6%	11.7%	(0.6%)	(2.0%)	(0.1%)	0.6%	(0.3%)	(4.4%)
Other Markets	136	0.1%	1,146	96.9%	14.7%	(0.3%)	1.5%	(1.0%)	0.4%	(0.7%)	(0.7%)

Total	73,068	100.0%	$2,647	96.0%	11.2%	(0.1%)	(5.2%)	2.0%	0.0%	0.0%	(6.3%)

4th Quarter 2016 Earnings Release	13

Equity Residential
2016 vs. 2015
Same Store Results/Statistics by Market

						Increase (Decrease) from Prior Year
		2016 % of Actual NOI	2016 Average Rental Rate	2016 Weighted Average Physical Occupancy %	2016 Turnover
									Average Rental Rate
	Apartment Units									Physical Occupancy
Markets/Metro Areas						Revenues	Expenses	NOI			Turnover

Los Angeles	13,698	17.0%	$2,306	96.1%	61.1%	5.6%	2.4%	6.9%	5.3%	0.1%	(0.1%)
San Diego	3,505	4.2%	2,161	96.2%	64.1%	5.5%	2.4%	6.6%	5.2%	0.1%	(0.9%)
Orange County	3,490	3.9%	1,969	96.3%	53.1%	6.0%	2.1%	7.3%	5.8%	0.3%	(0.9%)
Subtotal – Southern California	20,693	25.1%	2,224	96.1%	60.2%	5.6%	2.4%	6.9%	5.4%	0.1%	(0.5%)

New York	10,007	19.3%	3,674	96.3%	42.1%	1.6%	5.3%	(0.2%)	1.9%	(0.3%)	0.5%
Washington DC	15,475	19.3%	2,330	96.0%	50.7%	1.5%	2.2%	1.1%	1.2%	0.1%	0.3%
San Francisco	10,846	17.9%	2,873	96.1%	59.0%	6.4%	4.2%	7.1%	6.8%	(0.4%)	0.5%
Boston	6,711	11.1%	2,773	95.6%	53.6%	2.2%	(1.4%)	3.7%	2.7%	(0.5%)	1.7%
Seattle	6,011	7.2%	2,116	95.6%	57.5%	6.1%	8.5%	5.2%	5.7%	0.0%	(3.8%)
Other Markets	136	0.1%	1,118	98.0%	54.4%	7.0%	7.4%	6.8%	5.9%	0.9%	(7.4%)

Total	69,879	100.0%	$2,597	96.0%	54.4%	3.7%	3.3%	3.9%	3.7%	(0.1%)	(0.1%)

4th Quarter 2016 Earnings Release	14

Equity Residential

Fourth Quarter 2016 vs. Fourth Quarter 2015
Same Store Operating Expenses for 70,881 Same Store Apartment Units
$ in thousands

					% of Actual Q4 2016 Operating Expenses
	Actual Q4 2016	Actual Q4 2015	$ Change	% Change

Real estate taxes	$67,209	$63,367	$3,842	6.1%	42.2%
On-site payroll (1)	35,275	33,804	1,471	4.4%	22.2%
Utilities (2)	22,212	21,665	547	2.5%	14.0%
Repairs and maintenance (3)	19,742	18,085	1,657	9.2%	12.4%
Insurance	4,350	4,217	133	3.2%	2.7%
Leasing and advertising	2,569	2,156	413	19.2%	1.6%
Other on-site operating expenses (4)	7,844	7,426	418	5.6%	4.9%

Same store operating expenses	$159,201	$150,720	$8,481	5.6%	100.0%

2016 vs. 2015
Same Store Operating Expenses for 69,879 Same Store Apartment Units
$ in thousands
					% of Actual 2016 Operating Expenses
	Actual 2016	Actual 2015	$ Change	% Change

Real estate taxes	$264,689	$249,916	$14,773	5.9%	41.7%
On-site payroll (1)	141,996	137,731	4,265	3.1%	22.4%
Utilities (2)	88,261	91,586	(3,325)	(3.6%)	13.9%
Repairs and maintenance (3)	81,600	79,366	2,234	2.8%	12.9%
Insurance	17,055	16,428	627	3.8%	2.7%
Leasing and advertising	9,928	8,341	1,587	19.0%	1.6%
Other on-site operating expenses (4)	30,591	30,556	35	0.1%	4.8%

Same store operating expenses	$634,120	$613,924	$20,196	3.3%	100.0%

Note: Same store operating expenses no longer include an allocation of property management expenses either in the current or comparable periods. The Company has added guidance on property management expense on page 26 of this release.

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.

(3)
Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

(4)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

4th Quarter 2016 Earnings Release	15

Equity Residential

Debt Summary as of December 31, 2016
($ in thousands)
				Weighted Average Maturities (years)
			Weighted Average Rates (1)

	Amounts (1)	% of Total

Secured	$4,119,181	45.8%	4.34%	6.0
Unsecured	4,868,077	54.2%	4.48%	10.0

Total	$8,987,258	100.0%	4.42%	8.2

Fixed Rate Debt:
Secured – Conventional	$3,483,389	38.7%	4.95%	4.9
Unsecured – Public	4,397,829	49.0%	4.90%	10.8

Fixed Rate Debt	7,881,218	87.7%	4.92%	8.2

Floating Rate Debt:
Secured – Conventional	7,042	0.1%	0.56%	16.9
Secured – Tax Exempt	628,750	7.0%	1.06%	11.8
Unsecured – Public (2)	450,250	5.0%	1.28%	2.5
Unsecured – Revolving Credit Facility	—	—	1.37%	5.0
Unsecured – Commercial Paper Program (3)	19,998	0.2%	0.90%	—

Floating Rate Debt	1,106,040	12.3%	1.13%	8.0

Total	$8,987,258	100.0%	4.42%	8.2

(1) Net of the effect of any derivative instruments. Weighted average rates are for the year ended December 31, 2016.
(2) Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.
(3) As of December 31, 2016, the weighted average maturity on the Company's outstanding commercial paper was 4 days.
Note: The Company capitalized interest of approximately $51.5 million and $59.9 million during the years ended December 31, 2016 and 2015, respectively. The Company capitalized interest of approximately $9.8 million and $14.1 million during the quarters ended December 31, 2016 and 2015, respectively.

Note: The Company recorded approximately $24.3 million and $8.6 million of net debt discount/deferred derivative settlement amortization as additional interest expense during the years ended December 31, 2016 and 2015, respectively. The Company recorded approximately $5.4 million and $2.8 million of net debt discount/deferred derivative settlement amortization as additional interest expense during the quarters ended December 31, 2016 and 2015, respectively.

Debt Maturity Schedule as of December 31, 2016
($ in thousands)
						Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

	Fixed Rate (1)	Floating Rate (1)
Year				Total	% of Total

2017	$605,158	$23,300	(2)	$628,458	6.9%	6.19%	5.99%
2018	83,634	100,735		184,369	2.0%	5.57%	3.24%
2019	807,680	478,357		1,286,037	14.1%	5.47%	3.96%
2020	1,679,590	10,500		1,690,090	18.6%	5.49%	5.46%
2021	928,557	12,600		941,157	10.3%	4.64%	4.59%
2022	266,447	13,800		280,247	3.1%	3.27%	3.14%
2023	1,327,965	15,300		1,343,265	14.8%	3.74%	3.71%
2024	2,498	17,100		19,598	0.2%	4.97%	1.23%
2025	452,625	19,600		472,225	5.2%	3.38%	3.27%
2026	594,783	21,700		616,483	6.8%	3.59%	3.49%
2027+	1,177,033	457,665		1,634,698	18.0%	4.54%	3.46%
Subtotal	7,925,970	1,170,657		9,096,627	100.0%	4.72%	4.20%
Deferred Financing Costs	(33,605)	(9,012)		(42,617)	N/A	N/A	N/A
Premium/(Discount)	(11,147)	(55,605)		(66,752)	N/A	N/A	N/A

Total	$7,881,218	$1,106,040		$8,987,258	100.0%	4.72%	4.20%

(1) Net of the effect of any derivative instruments. Weighted average rates are as of December 31, 2016.
(2) Includes $20.0 million in principal outstanding on the Company's unsecured commercial paper program. The Company may borrow up to a maximum of $500.0 million on the program subject to market conditions.

4th Quarter 2016 Earnings Release	16

Equity Residential
Unsecured Debt Summary as of December 31, 2016
($ in thousands)

	Interest Rate	Due Date	Amount

Fixed Rate Notes:
	5.750%	06/15/17	$394,077
	7.125%	10/15/17	103,898
	4.750%	07/15/20	600,000
	4.625%	12/15/21	750,000
	3.000%	04/15/23	500,000
	3.375%	06/01/25	450,000
	7.570%	08/15/26	92,025
	2.850%	11/01/26	500,000
	4.500%	07/01/44	750,000
	4.500%	06/01/45	300,000
Deferred Financing Costs and Unamortized (Discount)			(42,171)

			4,397,829

Floating Rate Notes:
	(1)	07/01/19	450,000
Fair Value Derivative Adjustments	(1)	07/01/19	1,857
Deferred Financing Costs and Unamortized (Discount)			(1,607)

			450,250

Line of Credit and Commercial Paper:
Revolving Credit Facility (2) (3)	LIBOR+0.825%	01/10/22	—
Commercial Paper Program (2) (4)			20,000
Unamortized Commercial Paper (Discount)			(2)

			19,998

Total Unsecured Debt			$4,868,077

(1)	Fair value interest rate swaps convert the $450.0 million 2.375% notes due July 1, 2019 to a floating interest rate of 90-Day LIBOR plus 0.61%.

(2)	Facility/program is private. All other unsecured debt is public.

(3)
On November 3, 2016, the Company replaced its existing $2.5 billion facility with a new $2.0 billion unsecured revolving credit facility maturing January 10, 2022. The interest rate on advances under the new credit facility will generally be LIBOR plus a spread (currently 0.825%) and an annual facility fee (currently 12.5 basis points). Both the spread and the facility fee are dependent on the credit rating of the Company's long term debt. As of December 31, 2016, there was approximately $1.96 billion available on the Company's unsecured revolving credit facility (net of $20.6 million which was restricted/dedicated to support letters of credit and $20.0 million outstanding on the commercial paper program).

(4)
The Company may borrow up to a maximum of $500.0 million on the commercial paper program subject to market conditions. The notes bear interest at various floating rates with a weighted average of 0.90% for the year ended December 31, 2016 and a weighted average maturity of 4 days as of December 31, 2016.

4th Quarter 2016 Earnings Release	17

	Equity Residential

	Selected Unsecured Public Debt Covenants
		December 31, 2016	September 30, 2016

	Total Debt to Adjusted Total Assets (not to exceed 60%)	35.4%	32.8%

	Secured Debt to Adjusted Total Assets (not to exceed 40%)	16.2%	16.0%

	Consolidated Income Available for Debt Service to
	Maximum Annual Service Charges
	(must be at least 1.5 to 1)	3.73	3.88

	Total Unsecured Assets to Unsecured Debt
	(must be at least 150%)	390.8%	447.4%

Note:
These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt, which represent the Company's most restrictive covenants. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios
		December 31, 2016	September 30, 2016

	Total debt to Normalized EBITDA	5.74x	5.20x

	Net debt to Normalized EBITDA	5.65x	4.85x

	Unencumbered NOI as a % of total NOI	71.1%	70.9%

Note:	See page 24 for the Normalized EBITDA reconciliations.

4th Quarter 2016 Earnings Release	18

Equity Residential

Capital Structure as of December 31, 2016
(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$4,119,181	45.8%
Unsecured Debt			4,868,077	54.2%

Total Debt			8,987,258	100.0%	26.8%

Common Shares (includes Restricted Shares)	365,870,924	96.2%
Units (includes OP Units and Restricted Units)	14,626,075	3.8%

Total Shares and Units	380,496,999	100.0%
Common Share Price at December 31, 2016	$64.36
			24,488,787	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			24,526,067	100.0%	73.2%

Total Market Capitalization			$33,513,325		100.0%

__________________________________________________________________________________________________________________________________________

Perpetual Preferred Equity as of December 31, 2016
(Amounts in thousands except for share and per share amounts)
				Annual Dividend Per Share	Annual Dividend Amount
	Redemption Date	Outstanding Shares	Liquidation Value
Series
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

Total Perpetual Preferred Equity		745,600	$37,280		$3,091

4th Quarter 2016 Earnings Release	19

Equity Residential
Common Share and Unit
Weighted Average Amounts Outstanding

	2016	2015	Q4 2016	Q4 2015

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	365,002,012	363,497,518	365,255,902	363,827,809
Shares issuable from assumed conversion/vesting of:
- OP Units	13,827,099	13,575,927	13,824,671	13,552,095
- long-term compensation shares/units	3,163,201	3,546,058	2,779,631	3,839,809

Total Common Shares and Units - diluted	381,992,312	380,619,503	381,860,204	381,219,713

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	365,002,012	363,497,518	365,255,902	363,827,809
OP Units - basic	13,827,099	13,575,927	13,824,671	13,552,095

Total Common Shares and OP Units - basic	378,829,111	377,073,445	379,080,573	377,379,904
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	3,163,201	3,546,058	2,779,631	3,839,809

Total Common Shares and Units - diluted	381,992,312	380,619,503	381,860,204	381,219,713

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	365,870,924	364,755,444
Units (includes OP Units and Restricted Units)	14,626,075	14,427,164

Total Shares and Units	380,496,999	379,182,608

4th Quarter 2016 Earnings Release	20

Equity Residential
Partially Owned Entities as of December 31, 2016
(Amounts in thousands except for property and apartment unit amounts)

	Consolidated	Unconsolidated

Total properties	17	2

Total apartment units	3,215	945

Operating information for the year ended 12/31/16 (at 100%):
Operating revenue	$90,634	$31,829
Operating expenses	21,647	11,111

Net operating income	68,987	20,718
Property management	3,190	851
General and administrative/other	328	83
Depreciation	20,764	16,011

Operating income	44,705	3,773
Interest and other income	53	—
Other expenses	(8)	—
Interest:
Expense incurred, net	(13,857)	(8,289)
Amortization of deferred financing costs	(345)	(1)

Income (loss) before income and other taxes and (loss)
from investments in unconsolidated entities	30,548	(4,517)
Income and other tax (expense) benefit	(73)	(13)
(Loss) from investments in unconsolidated entities	(1,439)	—
Net income (loss)	$29,036	$(4,530)

Debt - Secured (1):
EQR Ownership (2)	$236,357	$29,085
Noncontrolling Ownership	64,753	116,339

Total (at 100%)	$301,110	$145,424

(1)	All debt is non-recourse to the Company.

(2)	Represents the Company's current equity ownership interest.

4th Quarter 2016 Earnings Release	21

Equity Residential
Development and Lease-Up Projects as of December 31, 2016
(Amounts in thousands except for project and apartment unit amounts)
Projects	Location	No. of Apartment Units	Total Capital Cost	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development:
The Alton (formerly Millikan)	Irvine, CA	344	$102,331	$101,907	$39,993	$—	96%	23%	17%	Q1 2017	Q1 2018
455 Eye Street	Washington, DC	174	73,157	58,558	58,558	—	72%	—	—	Q3 2017	Q2 2018
855 Brannan (formerly 801 Brannan)	San Francisco, CA	449	304,035	208,268	208,268	—	66%	—	—	Q3 2017	Q1 2019
Helios (formerly 2nd & Pine)	Seattle, WA	398	215,787	180,505	180,505	—	81%	—	—	Q3 2017	Q2 2019
Cascade	Seattle, WA	477	176,378	123,462	123,462	—	68%	—	—	Q3 2017	Q2 2019
100 K Street	Washington, DC	222	88,023	26,382	26,382	—	9%	—	—	Q4 2018	Q4 2019

Projects Under Development		2,064	959,711	699,082	637,168	—

Completed Not Stabilized (1):
Potrero 1010	San Francisco, CA	453	224,474	219,668	—	—		97%	96%	Completed	Q1 2017
340 Fremont (formerly Rincon Hill)	San Francisco, CA	348	292,054	286,996	—	—		80%	73%	Completed	Q2 2017
One Henry Adams	San Francisco, CA	241	172,337	162,647	—	—		26%	22%	Completed	Q4 2017
Altitude (formerly Village at Howard Hughes)	Los Angeles, CA	545	193,231	191,702	—	—		54%	52%	Completed	Q1 2018

Projects Completed Not Stabilized		1,587	882,096	861,013	—	—

Completed and Stabilized During the Quarter:
Vista 99 (formerly Tasman)	San Jose, CA	554	204,223	202,884	—	—		94%	93%	Completed	Stabilized

Projects Completed and Stabilized During the Quarter		554	204,223	202,884	—	—

Total Development Projects		4,205	$2,046,030	$1,762,979	$637,168	$—

Land Held for Development		N/A	N/A	$118,816	$118,816	$—

							Total Capital Cost	Q4 2016 NOI
NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS
Projects Under Development							$959,711	$(94)
Completed Not Stabilized							882,096	4,653
Completed and Stabilized During the Quarter							204,223	3,757
Total Development NOI Contribution							$2,046,030	$8,316

Note: All development projects listed are wholly owned by the Company.
(1)			Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

4th Quarter 2016 Earnings Release	22

Equity Residential
Repairs and Maintenance Expenses and Capital Expenditures to Real Estate
For the Year Ended December 31, 2016
(Amounts in thousands except for apartment unit and per apartment unit amounts)

		Repairs and Maintenance Expenses						Capital Expenditures to Real Estate							Total Expenditures
	Total Apartment Units (1)	Expense (2)	Avg. Per Apartment Unit	Payroll (3)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit	Replacements (4)	Avg. Per Apartment Unit	Building Improvements (5)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit		Grand Total	Avg. Per Apartment Unit

Same Store Properties	69,879	$81,600	$1,168	$65,294	$934	$146,894	$2,102	$75,298	$1,077	$80,890	$1,158	$156,188	$2,235	(8)	$303,082	$4,337

Non-Same Store Properties (6)	6,634	4,920	932	3,667	695	8,587	1,627	4,494	851	7,685	1,456	12,179	2,307		20,766	3,934

Other (7)	—	4,875		5,535		10,410		2,744		1,066		3,810			14,220

Total	76,513	$91,395		$74,496		$165,891		$82,536		$89,641		$172,177			$338,068

(1)
Total Apartment Units - Excludes 945 unconsolidated apartment units for which repairs and maintenance expenses and capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)
Repairs and Maintenance Expenses - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

(3)		Maintenance Payroll - Includes payroll and related expenses for maintenance staff.

(4)
Replacements - Includes new expenditures inside the apartment units such as appliances, mechanical equipment, fixtures and flooring, including carpeting. Replacements for same store properties also include $47.0 million spent during 2016 on apartment unit renovations/rehabs (primarily kitchens and baths) on approximately 4,200 same store apartment units (equating to approximately $11,200 per apartment unit rehabbed) designed to reposition these units for higher rental levels in their respective markets. During 2017, the Company expects to spend approximately $50.0 million for all unit renovation/rehab costs (primarily on same store properties) at a weighted average cost of $11,000 per apartment unit rehabbed.

(5)
Building Improvements - Includes roof replacement, paving, amenities and common areas, building mechanical equipment systems, exterior painting and siding, major landscaping, vehicles and office and maintenance equipment.

(6)		Per apartment unit amounts are based on a weighted average of 5,279 apartment units.

(7)		Other - Primarily includes expenditures for properties sold and properties under development.

(8)
The Company estimates that during 2017 it will spend approximately $2,600 per apartment unit of capital expenditures, inclusive of apartment unit renovation/rehab costs, or $1,900 per apartment unit excluding apartment unit renovation/rehab costs.

4th Quarter 2016 Earnings Release	23

Equity Residential
Normalized EBITDA Reconciliations
(Amounts in thousands)

Normalized EBITDA Reconciliations for Page 18

	Trailing Twelve Months		2016				2015
	December 31, 2016	September 30, 2016	Q4	Q3	Q2	Q1	Q4
Net income	$4,480,104	$4,391,443	$302,381	$217,492	$228,400	$3,731,831	$213,720
Interest expense incurred, net	482,246	496,857	95,930	86,352	86,472	213,492	110,541
Amortization of deferred financing costs	12,633	13,067	2,633	2,261	2,345	5,394	3,067
Depreciation	705,649	709,275	177,407	179,230	176,127	172,885	181,033
Income and other tax expense (benefit) (includes discontinued operations)	1,625	1,419	425	426	416	358	219
EBITDA	5,682,257	5,612,061	578,776	485,761	493,760	4,123,960	508,580

Property acquisition costs (other expenses)	1,466	2,256	14	41	76	1,335	804
Write-off of pursuit costs (other expenses)	4,092	4,265	713	816	1,115	1,448	886
(Income) loss from investments in unconsolidated entities	(4,801)	(6,483)	1,045	(7,750)	800	1,104	(637)
Net (gain) loss on sales of land parcels	(15,731)	(15,759)	28	(4,037)	—	(11,722)	—
(Gain) loss on sale of investment securities and other investments (interest and other income)	(58,409)	(58,555)	7	(3,260)	(54,600)	(556)	(139)
Executive compensation program duplicative costs and retirement benefit obligations	1,436	3,413	359	359	359	359	2,336
Insurance/litigation settlement or reserve income (interest and other income)	(3,228)	(3,098)	(337)	(1,517)	(1,321)	(53)	(207)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	4,024	7,169	(5,074)	9,339	3	(244)	(1,929)
Other (interest and other income)	(63)	(63)	—	(63)	—	—	—
Net (gain) on sales of discontinued operations	(43)	(43)	—	(28)	—	(15)	—
Net (gain) on sales of real estate properties	(4,044,055)	(3,910,313)	(173,184)	(90,036)	(57,356)	(3,723,479)	(39,442)
Normalized EBITDA	$1,566,945	$1,634,850	$402,347	$389,625	$382,836	$392,137	$470,252

Balance Sheet Items:	December 31, 2016	September 30, 2016
Total debt	$8,987,258	$8,498,787
Cash and cash equivalents	(77,207)	(517,586)
Mortgage principal reserves/sinking funds	(58,652)	(56,404)
Net debt	$8,851,399	$7,924,797

4th Quarter 2016 Earnings Release	24

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2016	2015	Variance	2016	2015	Variance

Impairment	$—	$—	$—	$—	$—	$—
Asset impairment and valuation allowances	—	—	—	—	—	—

Archstone indirect costs ((income) loss from investments in unconsolidated entities) (A)	920	(15,922)	16,842	264	551	(287)
Property acquisition costs (other expenses)	1,466	1,008	458	14	804	(790)
Write-off of pursuit costs (other expenses)	4,092	3,208	884	713	886	(173)
Property acquisition costs and write-off of pursuit costs	6,478	(11,706)	18,184	991	2,241	(1,250)

Prepayment premiums/penalties (interest expense)	114,666	—	114,666	2,247	—	2,247
Write-off of unamortized deferred financing costs (interest expense)	3,854	594	3,260	491	506	(15)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	4,494	(1,379)	5,873	—	—	—
Noncontrolling Interests share of debt extinguishment costs	(1,394)	—	(1,394)	(1,394)	—	(1,394)
Loss due to ineffectiveness of forward starting swaps (interest expense)	74	3,003	(2,929)	74	—	74
Premium on redemption of Preferred Shares	—	3,486	(3,486)	—	697	(697)
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	121,694	5,704	115,990	1,418	1,203	215

Net (gain) loss on sales of land parcels	(15,731)	1	(15,732)	28	—	28
Net (gain) loss on sales of unconsolidated entities – non-operating assets	(81)	(2,358)	2,277	—	(2,016)	2,016
(Gain) loss on sale of investment securities and other investments (interest and other income) (B)	(58,409)	(526)	(57,883)	7	(139)	146
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(74,221)	(2,883)	(71,338)	35	(2,155)	2,190

Executive compensation program duplicative costs and retirement benefit obligations (C)	1,436	11,976	(10,540)	359	2,336	(1,977)
Insurance/litigation settlement or reserve income (interest and other income)	(3,228)	(5,977)	2,749	(337)	(207)	(130)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (D)	4,024	(2,796)	6,820	(5,074)	(1,929)	(3,145)
Other (interest and other income)	(63)	(302)	239	—	—	—
Other miscellaneous items	2,169	2,901	(732)	(5,052)	200	(5,252)

Adjustments from FFO to Normalized FFO	$56,120	$(5,984)	$62,104	$(2,608)	$1,489	$(4,097)

(A) Archstone indirect costs primarily includes the Company's 60% share of winddown costs for such items as office leases, litigation and German operations/sales that were incurred indirectly through the Company's interest in various Archstone-related unconsolidated joint ventures. During the year ended December 31, 2015, the amount also includes approximately $18.6 million received related to the favorable settlement of a lawsuit.

(B) For the year ended December 31, 2016, includes a $52.4 million gain related to the sale of the Company's entire interest in the management contracts and related rights associated with the military housing ventures at Joint Base Lewis McChord.

(C) Represents the accounting cost associated with the overlap of the Company's current and former performance based executive compensation programs. The Company is required to expense in 2016 and 2015 a portion of both the previous program's time based equity grants for service in 2014 or 2015 and the performance based grants issued under the current program, creating a duplicative charge. For the year and quarter ended December 31, 2016, the entire amounts have been recorded to general and administrative expense. For the year ended December 31, 2015, $1.3 million and $8.0 million has been recorded to property management expense and general and administrative expense, respectively. For the quarter ended December 31, 2015, $0.3 million and $2.0 million has been recorded to property management expense and general and administrative expense, respectively. Also includes $2.6 million recorded to general and administrative expense during the year ended December 31, 2015 as a result of certain adjustments for retirement benefit obligations.

(D) For the year ended December 31, 2016, includes a $3.1 million litigation reserve and a $4.7 million environmental reserve, partially offset by a $3.5 million reversal of certain Archstone non-cash purchase accounting reserves.

Note: See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2016 Earnings Release	25

Equity Residential
Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See pages 27 through 30 for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2017 Normalized FFO Guidance (per share diluted)

	Q1 2017	2017

Expected Normalized FFO Per Share	$0.71 to $0.75	$3.05 to $3.15

2017 Same Store Assumptions (see Note below)

Physical occupancy		95.7%
Revenue change		1.0% to 2.25%
Expense change		3.0% to 4.0%
NOI change		0.0% to 2.0%

Note: Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

2017 Transaction Assumptions

Consolidated rental acquisitions		$500.0 million
Consolidated rental dispositions		$500.0 million
Spread between Acquisition Cap Rate and Disposition Yield		75 basis points

2017 Debt Assumptions

Weighted average debt outstanding		$8.8 billion to $9.2 billion
Weighted average interest rate (reduced for capitalized interest)		4.12%
Interest expense, net (on a Normalized FFO basis)		$362.6 million to $379.0 million
Capitalized interest		$23.0 million to $28.0 million

2017 Other Guidance Assumptions

Property management expense		$83.0 million to $85.0 million
General and administrative expense (see Note below)		$50.0 million to $52.0 million
Interest and other income		$0.5 million
Income and other tax expense		$0.5 million to $1.5 million
Debt offerings		$300.0 million to $500.0 million
Equity ATM share offerings		No amounts budgeted
Preferred share offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		383.2 million

Note: Normalized FFO guidance excludes a duplicative charge of approximately $0.4 million, which will be recorded to general and administrative expense, related to the overlap of accounting costs for the Company's current and former executive compensation programs.

4th Quarter 2016 Earnings Release	26

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

This Earnings Release and Supplemental Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total residential rental revenues divided by the weighted average occupied apartment units for the reporting period presented.

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all years presented (the ratios should not be used for any other purpose, including without limitation, to evaluate the Company's financial condition or results of operations, nor do they indicate the Company's covenant compliance as of any other date or for any other period).

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sale price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

Economic Gain – Economic Gain is calculated as the net gain on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain to be an appropriate supplemental measure to net gain on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, rehab, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain on sales of real estate properties in accordance with GAAP to Economic Gain:

	Year Ended December 31, 2016

	Net Gain on Sales of Real Estate Properties	Accumulated Depreciation Gain	Economic Gain

Starwood sale	$3,161,097	$(1,179,210)	$1,981,887
Woodland Park sale	289,329	(30,442)	258,887
River Tower sale	184,389	(32,076)	152,313
Other sales	409,240	(185,222)	224,018

Totals	$4,044,055	$(1,426,950)	$2,617,105

4th Quarter 2016 Earnings Release	27

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

Funds From Operations and Normalized Funds From Operations:

Funds From Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)), excluding gains (or losses) from sales and impairment write-downs of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:
• the impact of any expenses relating to non-operating asset impairment and valuation allowances;
• property acquisition and other transaction costs related to mergers and acquisitions and pursuit cost write-offs;
• gains and losses from early debt extinguishment, including prepayment penalties, preferred share redemptions and the cost related to the implied option value of non-cash convertible debt discounts;
• gains and losses on the sales of non-operating assets, including gains and losses from land parcel sales, net of the effect of income tax benefits or expenses; and
• other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2016 Earnings Release	28

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for pages 7 and 26 (the expected guidance/projections provided below are based on current expectations and are forward-looking):

	Actual 2016 Per Share	Actual 2015 Per Share	Actual Q4 2016 Per Share	Actual Q4 2015 Per Share	Expected Q1 2017 Per Share	Expected 2017 Per Share

EPS - Diluted	$11.68	$2.36	$0.75	$0.55	$0.32 to $0.36	$1.92 to $2.02
Add: Depreciation expense	1.83	2.00	0.46	0.47	0.46	1.93
Less: Net gain on sales	(10.57)	(0.88)	(0.41)	(0.10)	(0.10)	(0.84)

FFO per share - Diluted	2.94	3.48	0.80	0.92	0.68 to 0.72	3.01 to 3.11

Asset impairment and valuation allowances	—	—	—	—	—	—
Property acquisition costs and write-off of pursuit costs	0.02	(0.03)	—	0.01	—	0.01
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	0.31	0.01	—	—	0.03	0.03
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(0.19)	(0.01)	—	—	—	—
Other miscellaneous items	0.01	0.01	(0.01)	—	—	—

Normalized FFO per share - Diluted	$3.09	$3.46	$0.79	$0.93	$0.71 to $0.75	$3.05 to $3.15

Lease-Up NOI – Represents NOI for development properties (i) in various stages of lease-up and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store results (see page 11):

	Year Ended December 31,		Quarter Ended December 31,
	2016	2015	2016	2015

Operating income	$856,086	$1,009,238	$224,070	$287,058

Adjustments:
Fee and asset management revenue	(3,567)	(8,387)	(216)	(1,974)
Property management	82,015	86,206	18,012	21,555
General and administrative	57,840	64,664	10,432	14,046
Depreciation	705,649	765,895	177,407	181,033
Total NOI	$1,698,023	$1,917,616	$429,705	$501,718

Rental income:
Same store	$2,177,304	$2,099,166	$558,608	$542,833
Non-same store	244,929	637,412	46,665	158,386
Total rental income	2,422,233	2,736,578	605,273	701,219

Operating expenses:
Same store	634,120	613,924	159,201	150,720
Non-same store	90,090	205,038	16,367	48,781
Total operating expenses	724,210	818,962	175,568	199,501

NOI:
Same store	1,543,184	1,485,242	399,407	392,113
Non-same store	154,839	432,374	30,298	109,605
Total NOI	$1,698,023	$1,917,616	$429,705	$501,718

4th Quarter 2016 Earnings Release	29

Equity Residential
Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued
(Amounts in thousands except per share and per apartment unit data)
(All per share data is diluted)

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2015 and 2016, plus any properties in lease-up and not stabilized as of January 1, 2015.

Normalized Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA") – Represents net income in accordance with GAAP before interest expense, income taxes, depreciation expense and amortization expense and further adjusted for non-comparable items. Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDA, total debt to Normalized EBITDA and net debt to Normalized EBITDA are useful to investors, creditors and rating agencies because they allow investors to compare the Company's credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual credit quality.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2015, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized NOI – Represents budgeted 2017 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Capital Cost – Estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Turnover – Total residential move-outs divided by total residential apartment units, including inter-property and intra-property transfers.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties refers to the internal rate of return calculated by the Company based on the timing and amount of (i) total revenue earned during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the properties at the time of sale and (iv) total direct property operating expenses (including real estate taxes and insurance) incurred during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s general and administrative expense, interest expense or property management expense. Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance. Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, rehab, management and ultimate sale of a property, before the impact of Company overhead. The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties. The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

4th Quarter 2016 Earnings Release	30